Exhibit 99.1

News Release

For information contact:

Sherry Magee

Senior Vice President Communications

CNL Financial Group

(407) 650-1223

CNL LIFESTYLE PROPERTIES ANNOUNCES FOURTH QUARTER 2013 RESULTS

(ORLANDO, Fla.) March 31, 2014 — CNL Lifestyle Properties, Inc., a real estate investment trust (“we,” “our” or “us”), today announced its operating results for the fourth quarter ended Dec. 31, 2013. As of March 14, 2014, we owned a portfolio of 145 lifestyle properties, 73 of which are wholly-owned and run by operators under long-term, triple-net leases with a weighted average straight-line lease rate of 8.6 percent, 63 of which are managed by independent operators, one of which is an unimproved land parcel and eight of which are owned through unconsolidated joint ventures. All of the properties owned through joint ventures are leased. Diversification by asset class based on initial purchase price is 25 percent ski and mountain lifestyle, 22 percent attractions, 19 percent golf, 16 percent senior housing, 12 percent additional lifestyle properties and 6 percent marinas.

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Financial Highlights

The following table presents selected comparable financial data through Dec. 31, 2013 (in millions except ratios and per share data):

	Quarter ended		Year ended
	Dec. 31,		Dec. 31,
	2013	2012	2013	2012
Total revenues	$101.1	$94.4	$512.8	$472.5
Total expenses	318.5	131.8	742.6	485.6
Impairment provision	205.8	0.0	248.3	0.0
Net loss	(252.3)	(55.0)	(252.5)	(76.1)
Net loss per share	(0.79)	(0.17)	(0.79)	(0.24)
FFO	(43.3)	(10.1)	67.2	97.7
FFO per share	(0.13)	(0.03)	0.21	0.31
MFFO	13.1	9.5	122.9	114.3
MFFO per share	0.04	0.03	0.39	0.37
Adjusted EBITDA	28.0	27.9	186.6	168.1
Cash flows from operating activities			135.5	87.9

As of Dec. 31, 2013:
Total assets	$2,700.7
Total debt	1,204.6
Leverage ratio	44.6	% *

*	48.1% including our share of unconsolidated assets and debts

See detailed financial information and full reconciliation of Funds from Operations (“FFO”), Modified Funds from Operations (“MFFO”) and Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which are non Generally Accepted Accounting Principles (“GAAP”) measures, below.

Fourth Quarter 2013 Highlights

Total Revenues: Total revenues increased $6.7 million or 7.1 percent as compared to the fourth quarter of 2012.

Total Expenses: Total expenses increased $186.7 million or 141.7 percent as compared to the fourth quarter of 2012, which includes an impairment provision of $205.8 million recorded in 2013 on certain properties primarily due to our decision to market and sell our golf portfolio. Excluding impairment charges, total expenses decreased $19.1 million or 14.5 percent as compared to the fourth quarter of 2012.

Net Loss: Net loss increased $197.3 million or 358.8 percent as compared to the fourth quarter of 2012. Excluding impairment charges, net loss improved $26.6 million or 48.7 percent as compared to the fourth quarter of 2012.

FFO and FFO Per Share: FFO and FFO per share decreased $33.2 million and $0.10 per share, respectively, as compared to the fourth quarter of 2012 primarily as a result of certain impairment provisions related to our golf portfolio that were not added back for purposes of deriving FFO. Excluding those impairment provisions, FFO increased $24.9 million or $0.08 per share.

MFFO and MFFO Per Share: MFFO and MFFO per share increased $3.6 million and $0.01 per share, respectively, as compared to the fourth quarter of 2012.

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Adjusted EBITDA: Adjusted EBITDA was unchanged at $28.0 million in the fourth quarter as compared to $27.9 million in 2012.

Full Year 2013 Highlights

Total Revenues: Total revenues increased $40.3 million or 8.5 percent as compared to 2012.

Total Expenses: Total expenses increased $257.1 million or 52.9 percent as compared to 2012, which includes an impairment provision of $248.3 million recorded in 2013 as compared to $10,000 recorded in 2012. Excluding the impairment charges, total expenses increased $8.8 million or 1.8 percent as compared to 2012.

Net Loss: Net loss increased $176.5 million or 232.0 percent as compared to 2012. The increase in loss was primarily attributable to the impairment provisions recorded on our golf properties, as discussed above, and our decision to no longer pursue the development of and market for sale an unimproved parcel of land. Excluding these impairment charges, net loss improved $92.4 million or 122.5 percent as compared to 2012 as a result of (i) the recording of a gain of $55.4 million in connection with the sale of our interests in 42 senior housing properties that were held through three unconsolidated joint ventures; (ii) an increase in rental income from leased properties and net operating income from managed properties related to properties acquired during 2012 and 2013; (iii) an increase in “same-store” rental income from leased properties and net operating income from managed properties primarily relating to our senior housing properties and ski and mountain lifestyle properties as a result of a strong 2012/2013 ski season; and (iv) a decrease in asset management fees, acquisition fees and expenses, other operating expenses and loss on lease terminations offset by an increase interest expense and loan cost amortization.

FFO and FFO Per Share: FFO and FFO per share decreased $30.5 million and $0.10 per share, respectively, as compared to 2012. The decrease in FFO and FFO per share is primarily attributable to (i) certain impairment provisions related to our golf portfolio that were not added back for purposes of deriving FFO; (ii) a reduction in FFO contribution from unconsolidated entities relating to the sale of our interests in 42 senior housing properties held through three unconsolidated joint ventures; and (iii) an increase in interest expense and loan cost amortization. These factors decreasing FFO were partially offset by (i) an increase in rental income from leased properties and net operating income from managed properties related to properties acquired during 2013, (ii) an increase in “same-store” rental income from leased properties and net operating income from managed properties primarily relating to our senior housing properties and ski and mountain lifestyle properties as a result of a strong 2012/2013 ski season; and (iii) a decrease in asset management fees, acquisition fees and expenses, other operating expenses and loss on lease terminations. Excluding impairment changes, FFO increased $27.5 million or $0.08 per share.

MFFO and MFFO Per Share: MFFO and MFFO per share increased $8.6 million and $0.02 per share, respectively, as compared to 2012. The increase in MFFO and MFFO per share is primarily attributable to (i) an increase in rent payments from leased properties (rental revenue excluding straight-line adjustments for GAAP) and net operating income from managed properties acquired during 2013; (ii) an increase in “same-store” rent payments from leased properties and net operating income from managed properties primarily relating to our senior housing properties and ski and mountain lifestyle properties as a result of a strong 2012/2013 ski season; and (iii) a decrease in asset management fees and other operating expenses. The increases were partially offset by a reduction in MFFO contribution from unconsolidated entities relating to the sale of our interests in 42 senior housing properties held through three unconsolidated joint ventures and an increase in interest expense and loan cost amortization.

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Adjusted EBITDA: Adjusted EBITDA increased $18.5 million or 11.0 percent as compared to 2012. Similar to the increases in MFFO and MFFO per share, the increase in Adjusted EBITDA was primarily attributable to an increase in rent payments from leased properties (rental revenue excluding straight-line adjustments for GAAP) and net operating income from managed properties acquired during 2013 and increases from our “same-store” ski and mountain lifestyle and senior housing properties as well as decrease in asset management fees and other operating expenses. The increases were partially offset by a decrease in cash distributions from unconsolidated entities due to the sale of our interests in 42 senior housing properties held through three unconsolidated joint ventures and an increase in interest expense and loan cost amortization.

Portfolio Performance

Although property-level operating results are not necessarily indicative of our consolidated results of operations for properties where we have long-term leases and report rental income and the cash flows we receive from our unconsolidated joint ventures, we believe that the property-level financial and operational performance reported to us by our tenants and operators is useful because it is representative of the health of our properties and trends in our portfolio. The following table summarizes the Company’s “same-store” comparable consolidated properties that we have owned during the entirety of both periods presented and includes information for both leased and managed properties. Property-level financial and operational performance from our unconsolidated properties has been excluded because we do not believe it is as relevant and meaningful, particularly since we are entitled to receive cash distribution preferences where we receive a stated return on our investment each year ahead of our partners. We have not included performance data on acquisitions during the current periods presented because we did not own those properties during the entirety of both periods (in thousands except coverage ratio):

		Quarter Ended Dec. 31,
	Number	2013		2012		Increase/(Decrease)
	of Properties	Revenue	EBITDA	Revenue	EBITDA	Revenue	EBITDA
Ski and mountain lifestyle	17	$103,838	$14,293	$114,500	$25,518	-9.3%	-44.0%
Golf	48	34,900	6,855	35,840	6,834	-2.6%	0.3%
Attractions	21	23,831	(5,372)	20,713	(7,748)	15.1%	30.7%
Senior housing	10	9,344	2,796	8,863	2,759	5.4%	1.3%
Marinas	17	6,124	1,310	6,920	2,423	-11.5%	-45.9%
Additional lifestyle	1	1,372	440	1,271	524	7.9%	-16.0%

	114	$179,409	$20,322	$188,107	$30,310	-4.6%	-33.0%

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		Year Ended Dec. 31,						TTM Rent Coverage *
	Number of Properties	2013		2012		Increase/(Decrease)
		Revenue	EBITDA *	Revenue	EBITDA *	Revenue	EBITDA
Ski and mountain lifestyle	17	$444,174	$114,679	$409,568	$94,418	8.4%	21.5%	1.51x
Golf	48	157,964	38,815	160,305	37,049	-1.5%	4.8%	1.44x
Attractions	21	226,813	51,273	222,928	48,392	1.7%	6.0%	1.74x
Senior housing	10	36,530	11,557	34,632	11,043	5.5%	4.7%	n/a
Marinas	17	33,905	11,652	34,416	12,436	-1.5%	-6.3%	0.59x
Additional lifestyle	1	5,033	2,081	5,549	2,753	-9.3%	-24.4%	n/a

	114	$904,419	$230,057	$867,398	$206,091	4.3%	11.6%	1.48x

*	As of Dec. 31, 2013, on trailing 12-month (“TTM”) basis for properties subject to lease calculated as property-level EBITDA before recurring capital expenditures divided by base rent.

Overall, for the quarter ended Dec. 31, 2013, our same-store tenants and managers reported to us a decrease in revenue and property-level EBITDA of 4.6 percent and 33.0 percent, respectively, as compared to the same period in the prior year. The decrease was in large part due to our ski and mountain lifestyle properties which experienced a decrease in the level of snow during the 2013/2014 season as compared to the 2012/2013 season, particularly in California and the Pacific Northwest, which experienced drought conditions along with unusually warm temperatures. Excluding our ski and mountain lifestyle properties, our comparable properties reported an increase in revenue and property-level EBITDA of 2.7 percent and 25.9 percent, respectively. Poor snow conditions have persisted into 2014, especially in California, where tenants at two of our properties are experiencing financial challenges. We will continue to monitor these properties and tenants very closely during the remainder of the season and into the summer. For the season to date through February 2014, our ski operators have reported a 8.8 percent decrease in property-level revenues as compared to the same period for the prior ski season. Excluding our five California and Pacific Northwest resorts, season to date revenues through February 2014 were up 2.3 percent for the balance of the portfolio.

Overall, for the year ended Dec. 31, 2013, our same-store tenants and managers reported to us an increase in revenue and property-level EBITDA of 4.3 percent and 11.6 percent, respectively, as compared to the same period in the prior year. The increases were primarily attributable to our ski and mountain lifestyle and attractions properties. Our ski and lifestyle properties finished the 2012/2013 ski season with skier visits totaling 6.05 million, up 10.4 percent over the prior year as a result of the return to normal levels of natural snowfall and favorable snowmaking conditions during the first quarter of 2013 as compared to low levels of natural snowfall for the same period in 2012. In addition, our ski and lifestyle properties experienced an increase in summer-based activities, which include scenic chairlift rides, mountain biking, zip lining and other attractions activities, due to favorable weather and the impact of new summer-based capital improvements. Our attractions properties experienced an increase in revenue due to increases in pricing and in-park spending as compared to the same period in 2012. Our senior housing properties experienced increases driven by increases in the average rate paid by our residents. These increases in revenue were offset by declines for our golf properties, marinas and our additional lifestyle property. Our golf properties experienced a decrease in rounds played during 2013 as a direct result of the unusually warm weather conditions experienced during 2012 as compared to colder and wetter conditions in 2013; however, operator-driven efficiencies resulted in a 4.8 percent increase in EBITDA for the year ended Dec. 31, 2013. Our marina properties experienced some minor declines, mostly driven by a reduction in

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slip rental revenues, concentrated in the California market where competition and price sensitivity were more pronounced and the economy has been slower to recover. They were also impacted by the lengthy transition process for 11 of our marinas when, in the middle of 2013, our tenant filed for bankruptcy protection in response to our effort to terminate their leases. In the fourth quarter, the tenant withdrew its bankruptcy petition and we were then able to work through orderly lease terminations and the transition of these properties to new operators. Our additional lifestyle property, which is a multi-family rental complex, experienced decreases due to the renovation of 247 apartment units (out of 540 units) that commenced during early 2012 and was completed in August 2013.

When evaluating our senior housing properties’ performance, management reviews operating statistics of the underlying properties, including revenue per occupied unit (“RevPOU”) and occupancy levels. RevPOU, which is defined as total revenue divided by number of occupied units, is a widely used performance metric within the healthcare sector. As of Dec. 31, 2013, the managers of our ten comparable, consolidated properties reported to us an increase in occupancy of 0.1 percent as compared to the same period in 2012 and an increase in average RevPOU of 6.1 percent, for the year ended Dec. 31, 2013, as compared to the same period in 2012. The increases in occupancy and RevPOU were primarily due to strong demand and resultant ability to drive rate increases at the properties. As of Dec. 31, 2013, occupancy for our 29 total senior housing properties was 91.3 percent.

The following table presents same-store unaudited property-level information of our senior housing properties as of and for the years ended Dec. 31, 2013, and 2012 (in thousands):

	Number of Properties	Occupancy		Increase/ (Decrease)
		As of Dec. 31,
		2013	2012
Senior housing	10	98.4%	98.3%	0.1%

		RevPOU
	Number of Properties	For the year ended Dec. 31,		Increase/ (Decrease)
		2013	2012
Senior housing	10	$3,516	$3,314	6.1%

Acquisitions

During the year ended Dec. 31, 2013, we acquired nine senior housing communities and two attractions properties located in various states for an aggregate purchase price of $244.9 million.

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Assets Held for Sale

As of Dec. 31, 2013, we classified 12 properties as held for sale, seven of which are held in unconsolidated joint ventures.

Dispositions

During the year ended Dec. 31, 2013, we completed the sale of four properties (one golf, two family entertainment center attractions and one additional lifestyle property) and received aggregate net sales proceeds of approximately $12.4 million and a note for approximately $0.3 million. In connection with these transactions, we recorded an aggregate gain of approximately $2.4 million.

In July 2013, we completed the sale of our interests in 42 senior housing properties held through CNLSun I, CNLSun II, CNLSun III, our unconsolidated joint ventures, as a result of Sunrise Living Investments, Inc., our venture partner, exercising its purchase option in the aforementioned ventures. In connection with the transaction, we received aggregate sales proceeds of approximately $195.4 million, net of transaction costs, and recorded aggregate gains of approximately $55.4 million.

Distributions

For the year ended Dec. 31, 2013, we declared and paid distributions of approximately $135.5 million ($0.4252 per share). Our Board of Directors will continue to evaluate the level of distributions going forward, which will be based on a variety of factors including current and expected future cash flows from our properties.

Redemptions

For the year ended Dec. 31, 2013, we redeemed approximately $12.0 million.

Estimated Fair Value per Share

In order to assist broker dealers with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements, we will evaluate the estimated fair value of the Company’s shares on an annual basis. On March 4, 2014, our Board of Directors approved a revised estimated net asset value (“NAV”) per share of $6.85 as of Dec. 31, 2013, and amended the distribution reinvestment plan (“DRP”) so that shares under our DRP would be sold at the new estimated NAV per share of $6.85 rather than a discount to the NAV.

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CNL LIFESTYLE PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except per share data)

	Dec. 31,
	2013	2012
ASSETS
Real estate investment properties, net (including $184,306 and $207,516 related to consolidated variable interest entities, respectively)	$2,068,973	$2,176,357
Investments in unconsolidated entities	132,324	287,339
Mortgages and other notes receivable, net	117,963	124,730
Assets held for sale, net	90,794	5,743
Cash	71,574	73,224
Deferred rent and lease incentives	57,378	109,507
Other assets	52,310	63,655
Restricted cash	51,335	40,316
Intangibles, net	36,922	35,457
Accounts and other receivables, net	21,080	21,700

Total Assets	$2,700,653	$2,938,028

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages and other notes payable (including $87,095 and $80,481 related to non-recourse debt of consolidated variable interest entities, respectively)	$760,192	$649,002
Senior notes, net of discount	394,419	394,100
Other liabilities	76,816	47,445
Line of credit	50,000	95,000
Accounts payable and accrued expenses	49,823	40,064
Due to affiliates	1,025	986

Total Liabilities	1,332,275	1,226,597

Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share
One billion shares authorized; 345,114 and 337,213 shares issued and 322,627 and 316,371 shares outstanding as of December 31, 2013 and 2012, respectively	3,226	3,164
Capital in excess of par value	2,846,265	2,803,346
Accumulated deficit	(401,985)	(149,446)
Accumulated distributions	(1,073,422)	(937,972)
Accumulated other comprehensive loss	(5,706)	(7,661)

Total Stockholders’ Equity	1,368,378	1,711,431

Total Liabilities and Stockholders’ Equity	$2,700,653	$2,938,028

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CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2013	2012	2013	2012
Revenues:
Rental income from operating leases	$40,152	$41,464	$163,242	$159,682
Property operating revenues	57,909	49,432	336,439	299,863
Interest income on mortgages and other notes receivable	3,085	3,530	13,120	12,997

Total revenues	101,146	94,426	512,801	472,542

Expenses:
Property operating expenses	54,693	51,628	262,062	238,978
Asset management fees to advisor	8,018	9,153	34,683	35,725
General and administrative	5,139	4,266	18,591	18,668
Ground lease and permit fees	3,307	3,896	15,356	14,482
Acquisition fees and costs	1,219	1,070	3,141	4,450
Other operating expenses	1,350	4,687	6,791	8,684
Bad debt expense	344	770	6,331	5,510
Impairment provision	205,816	10	248,268	10
(Gain) loss on lease terminations	(2,705)	21,950	(2,705)	25,177
Loan loss provision	3,104	—	3,104	1,699
Depreciation and amortization	38,220	34,394	147,022	132,206

Total expenses	318,505	131,824	742,644	485,589

Operating loss	(217,359)	(37,398)	(229,843)	(13,047)

Other income (expense):
Interest and other income (expense)	(356)	859	327	1,198
Interest expense and loan cost amortization	(17,470)	(16,747)	(70,762)	(66,825)
Loss on extinguishment of debt	—	—	—	(4)
Bargain purchase gain	—	—	2,653	—
Gain from sale of unconsolidated entities	—	—	55,394	—
Equity in earnings (loss) of unconsolidated entities	2,519	(253)	11,701	5,521

Total other expense	(15,307)	(16,141)	(687)	(60,110)

Loss from continuing operations	(232,666)	(53,539)	(230,530)	(73,157)
Loss from discontinued operations	(19,662)	(1,462)	(22,009)	(2,916)

Net loss	$(252,328)	$(55,001)	$(252,539)	$(76,073)

Loss per share of common stock (basic and diluted)
Continuing operations	$(0.72)	$(0.17)	$(0.72)	$(0.24)
Discontinued operations	(0.06)	(0.00)	(0.07)	(0.01)

Loss per share	$(0.79)	$(0.17)	$(0.79)	$(0.24)

Weighted average number of shares of common stock outstanding (basic and diluted)	321,063	314,858	318,742	312,309

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Non-GAAP Supplemental Financial Measures

The Company computes its financial results in accordance with GAAP. Although FFO, MFFO and Adjusted EBITDA are non-GAAP financial measures, the Company believes FFO, MFFO, and Adjusted EBITDA calculations are helpful to stockholders and are widely recognized measures of real estate investment trust (“REIT”) operating performance. Pursuant to the requirements of Regulation G, the Company has provided reconciliations to these non-GAAP measures to the most directly comparable GAAP measures.

The Company calculates and reports FFO in accordance with the definitional and interpretive guidelines established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and real estate impairment write-downs, plus depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. The Company’s FFO calculation complies with NAREIT’s guidance described above. The Company believes that FFO, together with the GAAP measure of net income (loss), provides useful information to investors regarding the Company’s operating performance because it is a measure of the Company’s operations without regard to specific non-cash items, such as depreciation and amortization and asset impairment write-downs.

The Company calculates and reports MFFO in accordance with the Investment Program Association’s (“IPA”) Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, (the “Practice Guideline”), issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income (loss): acquisition fees and expenses; amounts relating to the write-off of deferred rent receivables and other lease-related assets as well as amortization of above and below market leases and liabilities (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income (loss); nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; elimination of adjustments relating to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net income (loss); unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The Company believes that MFFO is useful to investors in evaluating its performance because the exclusion of certain recurring and nonrecurring items described above provide useful supplemental information regarding its ongoing performance, and that MFFO, when combined with the primary GAAP measure of income (loss), is beneficial to a complete understanding of its operating performance.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs may not be meaningful. FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations or as an indication of its

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liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. Stockholders and investors should not rely on FFO and MFFO as a substitute for any GAAP measure. MFFO has limitations as a performance measure in an offering such as the Company’s where the price of a share of common stock is a stated value or based on an estimated net asset value. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and, in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.

The Company defines Adjusted EBITDA as net income (loss), less discontinued operations and other income, plus (i) net interest expense and loan cost amortization and (ii) depreciation and amortization, as further adjusted for the impact of equity in earnings (loss) of our unconsolidated entities, straight-line adjustment for leased properties and mortgages and other rents receivable, cash distributions from unconsolidated entities, and certain other non-recurring items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

The Company presents Adjusted EBITDA because it believes it assists investors and analysts in comparing its performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

For additional information, please refer to the Company’s discussion of FFO, MFFO and Adjusted EBITDA included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in its Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the United States Securities and Exchange Commission on March 31, 2014.

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Funds from Operations and Modified Funds from Operations

Net loss	$(252,328)	$(55,001)	$(252,539)	$(76,073)
Adjustments:
Depreciation and amortization (1)	39,146	35,238	150,311	135,557
Impairment of real estate assets (1)	166,252	413	211,443	680
Gain on sale of real estate investment (1)	(299)	(1)	(2,384)	(288)
Gain on sale of unconsolidated entites (7)	—	—	(55,394)	—
Net effect of FFO adjustment from unconsolidated entities (2)	3,932	9,282	15,752	37,862

Total funds from operations	$(43,297)	$(10,069)	$67,189	$97,738

Acquisition fees and expenses (3)	$1,219	$1,070	$3,141	$4,450
Straight-line adjustments for leases and notes receivable (1) (4)	(2,512)	(2,018)	(6,014)	(14,736)
Amortization of above/below market intangible assets and liabilities (1)	353	400	1,383	607
Loss from early extinguishment of debt (6)	—	—	—	4
(Gains) write-off of lease related costs (5)	54,204	20,103	54,204	23,669
Loan loss provision	3,104	—	3,104	1,699
Accretion of discounts/amortization of premiums for debt investments	3	4	12	645
MFFO adjustments from unconsolidated entities: (2)
Straight-line adjustments for leases and notes receivable	15	27	(160)	269
Amortization of above/below market intangible assets and liabilities	13	(4)	52	(18)

Modified funds from operations	$13,102	$9,513	$122,911	$114,327

Weighted average number of shares of common stock outstanding (basic and diluted)	321,063	314,858	318,742	312,309

FFO per share (basic and diluted)	$(0.13)	$(0.03)	$0.21	$0.31

MFFO per share (basic and diluted)	$0.04	$0.03	$0.39	$0.37

FOOTNOTES:

(1)	Includes amounts related to the properties that are classified as assets held for sale and for which the related results are classified as income (loss) from discontinued operations in the accompanying consolidated statements of operations.

In 2013, we recorded an impairment provision on certain properties primarily due to a potential change in our holding periods for those properties or a change in plan not to pursue development at our unimproved land. The add back for impairment provisions to FFO does not include approximately $58.1 million in impairments of deferred rent and lease incentives that were also

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triggered by a reduction in our estimated holding periods for certain properties. While impairment charges are excluded from the calculation of FFO, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges.

(2)	This amount represents the Company’s share of the FFO or MFFO adjustments allowable under the NAREIT or IPA definitions, respectively, multiplied by the percentage of income or loss recognized under the hypothetical liquidation book value (“HLBV”) method.
(3)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. By adding back acquisition fees and expense relating to business combinations, management believes MFFO provides useful supplemental information of its operating performance and will also allow comparability between real estate entities regardless of their level of acquisition activities. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by the Company, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property.
(4)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.
(5)	Management believes that adjusting for gains or write-offs of lease-related assets is appropriate because they are non-recurring, non-cash adjustments that may not be reflective of our ongoing operating performance. In Dec. 31, 2013, we recorded an impairment provisions totaling $58.1 million for deferred rent and lease incentives which resulted from a change in our expected holding periods for those properties.
(6)	Loss (gain) of extinguishment of debt includes legal fees incurred with the transaction, prepayment penalty fees and write-off of unamortized loan costs, as applicable.
(7)	In July 2013, we completed the sale of our interests in 42 senior housing properties held through three unconsolidated joint ventures.

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Set forth below is a reconciliation of Adjusted EBITDA to net loss (in thousands):

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2013	2012	2013	2012
Net loss	$(252,328)	$(55,001)	$(252,539)	$(76,073)
Loss on discontinued operations	19,662	1,462	22,009	2,916
Interest and other (income) expense	356	(859)	(327)	(1,198)
Bargain purchase gain (4)	—	—	(2,653)	—
Interest expense and loan cost amortization	17,470	16,747	70,762	66,825
Equity in (earnings) loss of unconsolidated entities (1)	(2,519)	253	(11,701)	(5,521)
Cash distributions from unconsolidated entities (1)	3,479	10,947	26,769	36,743
Gain on sale of unconsolidated entities (3)	—	—	(55,394)	—
Loss from early extinguishment of debt	—	—	—	4
Depreciation and amortization	38,220	34,394	147,022	132,206
Loan loss provision	3,104	—	3,104	1,699
Gain (loss) on lease terminations	(2,705)	21,951	(2,705)	25,177
Impairment provision	205,816	10	248,268	10
Straight-line adjustments for leases and notes receivables (2)	(2,512)	(2,018)	(6,014)	(14,736)

Adjusted EBITDA	$28,043	$27,886	$186,601	$168,052

FOOTNOTES:

(1)	Investments in the Company’s unconsolidated joint ventures are accounted for under the HLBV method of accounting. Under this method, the Company recognizes income or loss based on the change in liquidating proceeds it would receive from a hypothetical liquidation of its investments based on depreciated book value. The Company adjusts EBITDA for equity in earnings (loss) of its unconsolidated entities because it believes this is not reflective of the joint ventures operations or cash flows available for distributions to the Company. The Company believes cash distributions from its unconsolidated entities, exclusive of any financing transactions, are reflective of its operating performance and its impact to the Company and have been added back to adjusted EBITDA above. For the year ended Dec. 31, 2013, cash distributions from unconsolidated entities excludes approximately $5.3 million in return of capital. For the year ended Dec. 31, 2012, cash distributions from unconsolidated entities excludes approximately $3.4 million in return of capital.
(2)	The Company believes that adjusting for straight-line adjustments for leased properties and mortgages and other notes receivable is appropriate because they are non-cash adjustments and reflect the actual cash receipts received by the Company from tenants and borrowers.
(3)	In July 2013, we completed the sale of our interests in 42 senior housing properties held through three unconsolidated joint ventures.
(4)	In connection with an acquisition of an attraction property, we recorded a bargain purchase gain as a result of the fair value of the net assets acquired exceeding the consideration transferred.

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About CNL Lifestyle Properties

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 145 properties in the United States and Canada in the lifestyle sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas, senior housing and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $28 billion in assets. CNL is headquartered in Orlando, Florida.

Caution Concerning Forward-Looking Statements

The information above contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to, the factors detailed in our Annual Report on Form 10-K for the year ended Dec. 31, 2013, and other documents filed from time to time with the U.S. Securities and Exchange Commission.

Some factors that might cause such a difference include, but are not limited to, the following: risks associated with our investment strategy; a worsening economic environment in the U.S. or globally, including financial market fluctuations; risks associated with real estate markets, including declining real estate values; our failure to obtain, renew or extend necessary financing or to access the debt or equity markets; the use of debt to finance our business activities, including refinancing and interest rate risk and our failure to comply with debt covenants; failure to successfully manage growth or integrate acquired properties and operations; our ability to make necessary improvements to properties on a timely or cost-efficient basis; competition for properties and/or tenants; defaults on or non-renewal of leases by tenants; failure to lease properties on favorable terms or at all; the impact of current and future environmental, zoning and other governmental regulations affecting our properties; the impact of changes in accounting rules; the impact of regulations requiring periodic valuation of the Company on a per share basis; inaccuracies of our accounting estimates; unknown liabilities of acquired properties or liabilities caused by property managers or operators; material adverse actions or omissions by any joint venture partners; increases in operating costs and other expenses; uninsured losses or losses in excess of our insurance coverage; the impact of outstanding and/or potential litigation; risks associated with our tax structuring; failure to maintain our REIT qualification; and our ability to protect our intellectual property and the value of our brand. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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